Exhibit 10.7

Evidence of Award
Turnaround Incentive Award
Restricted Stock Units

Throughout this Evidence of Award, we sometimes refer to Sprint Corporation (the “Corporation”) and its subsidiaries as “we” or “us,” and we refer to <Executive Name> as “you.”

1. Award of Restricted Stock Units
On <_________________>, (the “Date of Grant”), the Section 16 Sub-Committee of the Compensation Committee of the Corporation granted you <_________> Restricted Stock Units (the “RSUs”) under the terms of the Sprint Corporation 2015 Omnibus Incentive Plan (the “Plan”). Subject to the terms and conditions of the Plan and this Evidence of Award, an RSU represents the right for you to receive from us one share of Common Stock of the Corporation. This award is intended to be a Qualified Performance-Based Award as defined in the Plan.

2. Determination of Earned Shares
Your RSUs will be earned (the “Earned Shares”) upon the achievement of specified volume-weighted average prices of Common Stock during regular trading on the NYSE over any 150-calendar day period during a four-year period from <______________> through <_____________> (the “Performance Period”). The volume-weighted average prices associated with the Earned Shares are as set forth on Schedule I.

3. Vesting and Forfeiture
If the price targets specified in paragraph 2 are not achieved by the conclusion of the Performance Period, the remaining opportunity is forfeited. Once shares are earned - that is, the price target has been attained during the Performance Period - they are subject to forfeiture if you are not continuously serving as our employee through the Vesting Date (subject to the exceptions in Paragraphs 4 and 5 below), but they are not subject to forfeiture based on subsequent share price performance. The Earned Shares vest 50 percent on the fourth anniversary of the Date of Grant and 50 percent on the fifth anniversary of the Date of Grant (each date is referred to as a “Vesting Date”).

4. Treatment of Certain Terminations before a Vesting Date
If, before the date of Grant or a Vesting Date, your employment is terminated by the Company without Cause, or you have a Termination by Death, or Termination by Disability (in each case as defined in your Employment Agreement), you will receive on the Vesting Date a pro-rata number of the Earned Shares you would have otherwise received without such termination on the Vesting Date, based on the number of days you were employed during the Performance Period over the entire Performance Period; provided, however, that if you have a termination of employment for one of the reasons described in this sentence before completing 365 days of service, your pro-rata Earned Shares will be calculated using 365 days in the numerator rather than the number of days you were employed during the Performance Period.

5. Treatment of Change in Control during the Performance Period
If a Change in Control, as defined in this Evidence of Award, occurs during the Performance Period, Earned Shares (if any) will be the greater of the achievement based on (1)

volume-weighted average prices of Common Stock over any 150-calendar day period as specified in Paragraph 2 as of the date of the Change in Control, or (2) the consideration per share of Common Stock in connection with the Change in Control using the prices specified in Paragraph 2. Any Earned Shares under the previous sentence will vest on the Vesting Date as specified in Paragraph 3, unless the continuing entity fails to assume the RSUs, in which case vesting will accelerate without proration as of the date of the Change in Control. In addition, if during the CIC Severance Protection Period, your employment is terminated by the Company without Cause, or you terminate employment for Good Reason, any Earned Shares will immediately vest and become payable without proration. Change in Control for this award is as defined in the Plan, except that acquisition by SoftBank Group Corp. or its subsidiaries of 100% of the Company’s shares (such that the Company ceases to have any class of equity securities listed on a national securities exchange) will not constitute a Change in Control. CIC Severance Protection Period is also defined in the Plan. It means the time period commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of (i) the 18-month anniversary of such date or (ii) the Participant’s death.

6. Dividends
Your RSUs are not eligible for dividends.

7. Delivery Date; Market Value Per Share
The Delivery Date (the date as of which we distribute to you the Common Stock underlying your Vested RSUs) is the Vesting Date, or the day after the Six-Month Payment Delay if that delay applies to your RSUs. We calculate your taxable income on the Delivery Date using the Market Value Per Share on the immediately preceding trading day, but we use the average of the high and low reported prices of our Common Stock instead of the closing price. We will distribute the Common Stock underlying your Vested RSUs as soon as practicable after the Delivery Date, but in no event later than 45 days after the Delivery Date. Six-Month Payment Delay is defined in the Plan to mean the required delay in payment to a Participant who is a “specified employee” of amounts subject to Section 409A of the Internal Revenue Code (the “Code”) that are paid upon Separation from Service.

8. Transfer of your RSUs and Designation of Beneficiaries
Your RSUs represent a contract between the Corporation and you, and your rights under the contract are not assignable to any other party during your lifetime nor do they give you a preferred claim to any particular assets or shares of the Corporation. Upon your death, any Earned Shares prorated as described in Paragraph 4 will be delivered in accordance with the terms of the Award to any beneficiaries you name in a beneficiary designation or, if you make no designation, to your estate.

9. Plan Terms
All capitalized terms used in this Evidence of Award that are not defined in this Evidence of Award have the same meaning as those terms have in the Plan. The terms of the Plan are hereby incorporated by this reference. The Plan is available online at <link>.

10. Adjustment
In the event of any change in the number or kind of outstanding shares of our Common Stock by reason of a recapitalization, merger, consolidation, spin-off, reorganization, separation, liquidation, stock split, stock dividend, extraordinary cash dividend, combination of shares or any other change in our corporate structure or shares of our Common Stock, an appropriate adjustment will be made consistent with applicable provisions of the Code and applicable Treasury Department rulings and regulations in the number and kind of shares subject to outstanding Awards and any other adjustments as the Board deems appropriate.

11. Amendment; Discretionary Nature of Plan
This Evidence of Award is subject to the terms of the Plan, as may be amended from time to time, except that the Award which is the subject of this Evidence of Award may not be materially impaired by any amendment or termination of the Plan approved either before or after the Date of Grant, without your written consent. Subject to the above restriction, you acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by us, in our sole discretion, at any time. The grant of RSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive any other grant of RSUs, other types of grants under the Plan, or benefits in lieu of such grants in the future. Future grants (other than as contained herein), if any, will be at the sole discretion of the Corporation, including, but not limited to, the timing of any grant, the number of RSUs granted, the payment of dividend equivalents, and vesting provisions.

12. Data Privacy
By accepting this Award, you (i) authorize us, and any agent of ours administering the Plan or providing Plan recordkeeping services, to disclose to us such information and data as we request in order to facilitate the grant of the RSUs and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information; and (iii) authorize us to store and transmit such information in electronic form.

13. Governing Law
This Evidence of Award will be governed by the laws of the State of Delaware. No shares of Common Stock will be delivered to you upon the vesting of the RSUs unless our counsel is satisfied that such delivery will be in compliance with all applicable laws.

14. Severability
The various provisions of this Evidence of Award are severable, and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.

15. Taxes
You are liable for any and all taxes, including withholding taxes, arising out of this grant or the issuance of the Common Stock on vesting of RSUs. We are authorized to deduct the amount of the tax withholding from the amount payable to you upon settlement of the RSUs. We will withhold from the total number of shares of Common Stock you are to receive a number of shares the value of which is sufficient to satisfy any such withholding obligation at the minimum applicable withholding rate. In addition, if you become subject to FICA or Medicare tax, but you are not yet entitled to delivery of the shares of Common Stock underlying the RSUs, you hereby authorize us to withhold the resulting FICA or Medicare tax from other income payable to you.
16. Clawback
We may recover any compensation related to this award to the extent the Board of Directors of the Corporation determines that the value of that compensation is based on financial results or operating objectives impacted by your knowing or intentional fraudulent or illegal conduct and that such forfeiture or recovery is appropriate, or as may be required under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

17. Entire Understanding
You hereby acknowledge that you have read the 2015 Omnibus Incentive Plan Information Statement dated <___________> (the “Information Statement”) available at <link>. To the extent not inconsistent with the provisions of this Evidence of Award, the terms of the Information Statement and the Plan are hereby incorporated by reference. This Evidence of Award, along with the Information Statement and the Plan or such New Plan that may then be in effect as of the Date of Grant, contain the entire understanding of the parties.

Sprint Corporation                    <Executive Name>

By: ________________________            ________________________

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933